Exhibit 99.1

Brigham Exploration Announces Cotten Land #1 Producing 10.4 MMcfed

          AUSTIN, Texas, Sept. 25 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced that the Cotten Land #1 had been hooked up to sales at a current rate of approximately 10.4 MMcfe per day.

          Gulf Coast Louisiana Miocene Trend

         Bayou Postillion Project, Iberia Parish -- The Cotten Land Corp. #1 is currently producing to sales at a rate of approximately 10.2 MMcf of natural gas and 26 barrels of oil (10.4 MMcfe) per day, or 3.0 Mmcfe per day net to Brigham’s 29% net revenue interest, with strong flowing tubing pressures. Penn Virginia (NYSE: PVA) also retains a significant working interest in the Cotten Land #1 well.  In the next several days, Brigham plans to perforate an additional apparent pay interval, and as a result the production rate may be increased over time.

          Bud Brigham the Chairman, President and CEO stated, “As expected, the Cotten Land is a significant producer for the company, although it commenced producing to sales later in the third quarter than anticipated.  This well, and the recently completed 100% working interest Sullivan F-33 Vicksburg well, which continues to produce at almost 10 MMcfe per day, should fully impact our fourth quarter production.  These two wells alone are currently providing us with just over 10 MMcfe of net daily production.   Combining these wells with other significant wells currently completing and drilling, provides additional evidence for what should be record average daily production volumes for the fourth quarter.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and Production Company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:       Rob Roosa, Finance Manager
                               (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                                         09/25/2006
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /